                                                                  Exhibit 99.1


FOR IMMEDIATE RELEASE                                     Contact:  Mary Hagen
                                                                     Gus Allen
                                                                 (503)641-6115

                     Epitope Reports on Recent Milestones

Beaverton, OR, September 17, 1996: Epitope, Inc. (AMEX:EPT) today announced recent events of interest to shareholders.

 ...Sales growth continues for oral specimen collection device

The June 1996 FDA approval of the company's OraSure(R) Western blot HIV confirmatory test for use with oral specimens, coupled with FDA clearance of two blood-based home collection HIV test systems, has stimulated demand for Epitope's oral specimen collection device. Revenues from shipments of the device in the fourth quarter of fiscal 1996, which ends on September 30, are expected to exceed $1.4 million. This volume is more than double the amount shipped in the previous quarter. To broaden market awareness, Epitope recently hired three market development managers who will operate from New York, Illinois and North Carolina. The newly appointed managers will focus on promoting use of the EpiScreen(TM) oral specimen HIV-1 testing system by the life insurance industry.

 ...Progress continues toward approval of over-the counter format of OraSure device

The company continues to make progress toward FDA approval of an over-the-counter format of its OraSure(R) oral specimen collection device. Upon approval, Epitope will manufacture the devices for over-the-counter marketing in the U.S. by SmithKline Beecham. Consumers will collect their own oral samples with the OraSure device, mail the samples to a clinical laboratory for HIV testing and call a toll-free number to get their results from a trained counselor employed by American Social Health Association, the most experienced AIDS counseling organization in the U.S.

 ...SmithKline Beecham launches OraSure HIV testing system to U.S. professional market

On August 5, SmithKline Beecham Consumer Healthcare (SB), introduced Epitope's OraSure HIV-1 testing system in U.S. professional markets. The product is now being offered to physicians and other medical professionals by over 3,300 sales representatives. This marketing effort is supported by an advertising campaign featuring two-page spreads in prominent medical journals such as The New England Journal of Medicine and Annals of Internal Medicine. SB has also introduced an information phone service, placed informational materials on the Internet and created a Physicians Referral Network for consumers to identify doctors in their area who offer confidential HIV testing.
---more---

Epitope/2


 ...SmithKline Beecham commences marketing Orasure for HIV testing in selected foreign markets

SB has commenced marketing the OraSure oral specimen collection device for use in HIV detection to professional markets in the European Economic Community, the United Arab Emirates, four countries in Latin America, and a group of countries in Central Africa. Initial shipments to SB for those markets occurred in July and August.

 ...Vinifera, Inc recapitalized; becomes majority owned subsidiary

In August, Epitope's agricultural biotechnology unit, Agritope, Inc., agreed to cancel the remaining obligations under a June 1995 agreement to sell its Vinifera, Inc., grape plant nursery business to VF Holdings, Inc. ("VF"), an affiliate of a Swiss investment group. Agritope will dismiss litigation against VF and its principals in exchange for retaining $830,000 paid by VF toward obligations under the agreement and issuing 200,000 shares of Series A Preferred Stock of Vinifera. Subsequent to the settlement, several private investors acquired, for $1.3 million, 980,000 shares of Vinifera Series A Preferred Stock. As a result of these transactions, Agritope now owns 76.6% of Vinifera.

 ...Minnesota fresh flower venture formed

In June 1996, an Agritope subsidiary, Agrimax Floral Products, Inc., contributed inventory and other operating assets of its St. Paul, Minnesota fresh flower processing facility to Petals, USA, Inc., a newly formed affiliate of a profitable Canadian fresh flower wholesaler, in return for a 19.5% equity interest in the company. In addition to its interest in the Minnesota venture, Agrimax holds a 9% equity interest in Tampa, Florida-based U A F, L.P.

 ...Agritope to develop improved melon varieties in collaboration with international seed companies

Using proprietary seed varieties supplied by a French seed company, Clause, S.A., and its U.S. affiliate, Harris Moran Seed Company, Agritope plans to utilize its patented ethylene control gene to develop commercial varieties of melons with controlled ripening and increased post-harvest product life. The collaboration is a first step towards the potential formation of a joint venture with producers and marketers for commercialization of melons.

---more---

Epitope/3


 ...Warrant maturities extended

Epitope has notified holders of warrants to purchase approximately 2 million shares of the company's common stock that it will extend the deadline to exercise such warrants to September 30, 1997. The warrants, which are exercisable at prices ranging from $16 to $20 per share, were previously set to expire in September 1996 or March 1997. If all of the extended warrants were exercised, Epitope would realize additional proceeds of over $35 million. The company has realized over $33 million in proceeds from the exercise of warrants in the past four years.

Epitope, Inc. is a biotechnology company that develops and markets medical diagnostic products and, through its agricultural unit, superior new plant varieties.

This release includes forward-looking statements which are subject to factors described in Epitope's Annual Report on Form 10-K for the year ended
September 30, 1995, and other documents filed with the Securities and Exchange Commission. These factors include unexpected interruption of supply or manufacturing operations, changes in its marketing partners' strategy or emphasis, development of competing products, market acceptance of oral testing, changes in insurance industry practices, unexpected delays in obtaining state approvals, changes in federal or state law or regulations, and changes in Epitope's business strategy.

                                      ###